Phoenix Technologies Ltd. Appoints Robert Andersen Interim CFO

Milpitas, CA, March 8, 2010 – Phoenix Technologies Ltd. (NASDAQ:PTEC), a global leader in core systems software, today announced the appointment of Robert Andersen as Interim Chief Financial Officer, effective March 5, 2010. Mr. Andersen replaces Mr. Richard Arnold, who resigned from Phoenix to pursue other opportunities.

Mr. Andersen joined the Company in 2008 as Vice President of Finance responsible for controllership, financial planning, external reporting, and tax. He has more than 17 years of corporate finance experience. Prior to joining Phoenix, Mr. Andersen spent six years in senior financial roles at Wind River Systems, Inc., a leading embedded systems software company. He began his finance career at Hewlett-Packard Company, where he served in various controller, treasury, and technology finance management roles.

About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (NASDAQ: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, and eSupport.com — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 210 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.

Phoenix, Phoenix Technologies, Phoenix SecureCore, SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, eSupport.com and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.

Company Contact:

Shauli Chaudhuri
VP Marketing & Communications
Tel. : +1 408 887 3548
E-mail : Public—Relations@phoenix.com

Source : Phoenix Technologies Ltd.